                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                PLC SYSTEMS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

     1)  Amount previously paid:

        ------------------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No:

        ------------------------------------------------------------------------

     3)  Filing party:

        ------------------------------------------------------------------------

     4)  Date Filed:

        ------------------------------------------------------------------------

                                PRELIMINARY COPY

                                PLC SYSTEMS INC.
                                 10 FORGE PARK
                         FRANKLIN, MASSACHUSETTS 02038
                            ------------------------

                       NOTICE OF ANNUAL AND EXTRAORDINARY
                        GENERAL MEETING OF STOCKHOLDERS
                            ------------------------

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that an Annual and Extraordinary General Meeting (the "Meeting") of Members ("Stockholders") of PLC SYSTEMS INC. (the "Corporation"), a British Columbia corporation, will be held on Tuesday, June 30, 1998, at 10:00 a.m. at the offices of, Levin,, Ferris, and, P.C. at One Financial Center, Boston, Massachusetts 02111 for the following purposes:

     1. To elect two members of the Board of Directors for a three year term of office.

     2. To consider and vote upon a special resolution approving an amendment to the Corporation's Memorandum to increase the authorized capital of the Corporation by the increase of the authorized shares of Common Stock, no par value per share, from 25,000,000 to 100,000,000 and to create 100,000,000 preferred shares, no par value per share, issuable in series (the "Capital Amendment Proposal").

     3. To consider and vote upon a special resolution approving an amendment to the Articles to provide authority to the directors of the Corporation to appoint additional directors of the Corporation between annual general meetings (the "Articles Amendment Proposal").

     4. To consider and vote upon a special resolution approving the transfer of the Corporation's jurisdiction of incorporation from British Columbia to the Yukon Territory (the "Continuance Proposal").

     5. To appoint Ernst & Young LLP as auditors for the current fiscal year ending December 31, 1998 and to authorize the directors to fix the remuneration to be paid to the auditors.

     6. To receive and consider the report of the directors to the Stockholders and the consolidated financial statements of the Corporation together with the auditor's report thereon for the fiscal year ended December 31, 1997.

     7. To consider and act upon any matters incidental to the foregoing and any other matters that may properly come before the Meeting or any adjournment or adjournments thereof.

     TAKE NOTICE that, pursuant to the Company Act (British Columbia), a Stockholder may until June 29, 1998, give a notice of dissent by registered mail to the Corporation at its registered office at 10th Floor, 595 Howe Street, Vancouver, British Columbia, V6C 2T5, with respect to the Continuance Proposal described in Item 4 above. As a result of giving a notice of dissent, a Stockholder may, upon passage of the Continuance Proposal and receipt from the Corporation of a notice of its intention to act thereupon, require the Corporation to purchase all of his or her shares in respect of which the notice of dissent was given. This right of dissent is described in greater detail in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on May 14, 1998, as the record date for the determination of Stockholders entitled to notice of and to vote at the Meeting and any adjournment or adjournments thereof.

     We hope that all Stockholders will be able to attend the Meeting in person. In order to assure that a quorum is present at the Meeting, please date, sign and promptly return the enclosed proxy whether or not you expect to attend the Meeting. A postage-prepaid envelope, addressed to U.S. Stock Transfer Corporation, the

Corporation's transfer agent, has been enclosed for your convenience. If you attend the Meeting, your proxy, at your request, will be returned to you and you may vote your shares in person.

                                          By Order of the Board of Directors

                                          NEIL H. ARONSON
                                          Secretary

Franklin, Massachusetts
[MAY      , 1998]

                                PLC SYSTEMS INC.
                                 10 FORGE PARK
                         FRANKLIN, MASSACHUSETTS 02038

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                                 [MAY   , 1998]

     THE ENCLOSED PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND MANAGEMENT OF PLC SYSTEMS INC. (THE "CORPORATION") FOR USE AT THE ANNUAL AND EXTRAORDINARY GENERAL MEETING (THE "MEETING") OF MEMBERS (THE "STOCKHOLDERS") TO BE HELD ON TUESDAY, JUNE 30, 1998, AT 10:00 A.M. AT THE OFFICES OF MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C. AT ONE FINANCIAL CENTER, BOSTON, MASSACHUSETTS 02111, AND AT ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

     Stockholders of record at the close of business on May 14, 1998 will be entitled to vote at the Meeting or any adjournment or adjournments thereof. On
that date, [          ] shares of Common Stock, no par value per share, of the
Corporation ("Common Stock" or "Voting Securities") were issued and outstanding. Each share of Common Stock entitles the holder to one vote with respect to all matters submitted to Stockholders at the Meeting. No other Voting Securities of the Corporation are authorized.

     A quorum for the Meeting is two Stockholders or proxyholders representing two Stockholders or one Stockholder and a proxyholder representing one Stockholder holding shares representing at least ten percent (10%) of the shares outstanding present at the Meeting. Each proposal to be voted upon by the Stockholders of the Corporation, except for the Capital Amendment Proposal, the Articles Amendment Proposal and the Continuance Proposal, requires the votes of a majority of shares of Common Stock present at the Meeting for passage. The Capital Amendment Proposal, the Articles Amendment Proposal and the Continuance Proposal each require the votes of 75% of the shares of Common Stock present at the Meeting for passage. Abstentions are counted for purposes of determining the presence or absence of a quorum at the Meeting but are not counted in tabulation of the votes cast on proposals presented to Stockholders. British Columbia law does not recognize broker non-votes (which, under U.S. law, result when a broker holding shares for a beneficial holder has not received timely voting instructions on certain matters from such beneficial holder and the broker does not have discretionary voting power on such matters). However, under the provisions of the British Columbia Company Act, a broker has the right to vote on all matters submitted for Stockholder vote if the broker (i) provides to the beneficial holder a copy of all Meeting-related materials, and (ii) provides to the beneficial holder a request for voting instructions, stating that if voting instructions are not received from the beneficial holder at least twenty-four
(24) hours prior to the time at which all proxies must be submitted for tabulation, then the broker may in his or her discretion vote the beneficial holder's shares or appoint a proxyholder to vote the shares at the Meeting.

     The directors and officers of the Corporation as a group own or may be
deemed to control approximately [     %] of the outstanding shares of Common
Stock of the Corporation. Each of the directors and officers has indicated his or her intent to vote all shares of Common Stock owned or controlled by him or her in favor of each item set forth herein.

     Execution of a proxy will not in any way affect a Stockholder's right to attend the Meeting and vote in person. The proxy may be revoked at any time before it is exercised by written notice to the Secretary prior to the Meeting, or by giving to the Secretary a duly executed proxy bearing a later date than the proxy being revoked at any time before such proxy is voted, or by appearing at the Meeting and voting in person. The shares represented by all properly executed proxies received in time for the Meeting will be voted as specified therein. In the absence of a special choice, shares will be voted in favor of the election of directors of those persons named in this Proxy Statement and in favor of all other items set forth herein.

     The persons named in the enclosed proxy for the Meeting are officers and/or directors of the Corporation. STOCKHOLDERS HAVE THE RIGHT TO APPOINT SOME OTHER PERSON, WHO NEED NOT BE A STOCKHOLDER, TO REPRESENT THE

STOCKHOLDERS AT THE MEETING BY STRIKING OUT THE NAMES OF THE PERSONS DESIGNATED IN THE ACCOMPANYING PROXY AND BY INSERTING THAT OTHER PERSON'S NAME IN THE BLANK SPACE PROVIDED OR BY EXECUTING A PROXY SIMILAR TO THE ENCLOSED FORM.

     Shares represented by properly executed and deposited proxies will be voted for or against or withheld from voting in accordance with the instructions of the Stockholders on any ballot that may be called for and, if the Stockholders specify a choice with respect to any matter to be acted upon at the Meeting, shares represented by such proxies will be voted accordingly. IF A STOCKHOLDER APPOINTS ONE OF THE PERSONS DESIGNATED IN THE ACCOMPANYING PROXY AS HIS PROXYHOLDER AND DOES NOT MAKE A CHOICE TO DIRECT THE SAID PROXYHOLDER TO VOTE FOR OR AGAINST OR TO WITHHOLD FROM VOTING ON A MATTER OR MATTERS WITH RESPECT TO WHICH AN OPPORTUNITY TO SPECIFY HOW THE SHARES REGISTERED IN THE NAME OF SUCH STOCKHOLDER SHALL BE VOTED, THE PROXY SHALL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS ATTORNEYS IN THE PROXIES. THE ENCLOSED PROXY CONFERS DISCRETIONARY AUTHORITY UPON THE PERSONS NAMED THEREIN WITH RESPECT TO AMENDMENTS OR VARIATIONS TO MATTERS IDENTIFIED IN THE NOTICE OF THE MEETING AND WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

     The Board of Directors knows of no other matter to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may be taken, such shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxyholder in the proxies.

     An annual report containing financial statements for the fiscal years ended December 31, 1997, 1996 and 1995 is being mailed herewith to all Stockholders entitled to vote. This Proxy Statement and the accompanying proxy were first
mailed to Stockholders on or about [MAY   , 1998].

     Advance notice of the Meeting was published in The Province newspaper in
Vancouver, British Columbia, on [            , 1998] and delivered to the
British Columbia Executive Director in accordance with Section 111 of the Company Act (British Columbia).

                                   ITEM NO. 1

                             ELECTION OF DIRECTORS

     The Corporation's Articles, as amended, provide that directors may be elected for a term of office of one or more years as may be specified in the resolution by which the directors are elected. At the Corporation's 1995 Annual Meeting, it was resolved that the members of the Board of Directors shall be classified and elected as nearly as possible into three classes, each with approximately one-third of the members of the Board of Directors. The classified board is designed to assure continuity and stability in the Board of Director's leadership and policies. Dr. Rudko and Mr. Pendergast are classified as Class I directors and are being nominated to serve as directors at this Meeting until the 2001 Annual Meeting, Mr. Pulkonik and Mr. Dow are classified as Class II directors and serve until the 2000 Annual Meeting, and Drs. Norton and Smith and Mr. Capozzi are classified as Class III directors and serve until the 1999 Annual Meeting. The successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding annual meeting after their election and until their successors have been duly elected by the Stockholders. Directors chosen to fill vacancies on a classified board shall hold office until the next election of the class for which directors shall have been chosen, and until their successors are duly elected by the Stockholders. Officers are appointed by and serve at the discretion of the Board of Directors, subject to their employment contracts.

     The Company Act (British Columbia) requires that the Corporation's President serve on the Board of Directors. With the resignation of Mr. M. Lee Hibbs as President and Director of the Corporation effective June 30, 1997, Dr. Rudko agreed to become the Interim Acting President of the Corporation until a successor was hired which satisfied this requirement. However, there was a vacancy on the Board. Ms. Patricia L. Murphy was nominated and elected to serve as a member of the Board of Directors to fill this vacancy. In order to continue to satisfy the Company Act requirement, Ms. Murphy agreed with the Corporation to resign as a director effective immediately upon the Corporation hiring a new President and Chief Executive Officer.

On August 15, 1997, Mr. Dow was elected as President, Chief Executive Officer and Director of the Corporation, at which point Ms. Murphy and Dr. Rudko resigned from their respective interim positions.

     Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for an individual director, or for all directors, will be voted (unless one or more nominees are unable or unwilling to serve) FOR the election of Dr. Rudko and Mr. Pendergast as Class I directors, each to serve until the 2001 Annual Meeting. The Board of Directors knows of no reason why such nominee should be unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of directors within Class I at a lesser number.

     The following table sets forth as of March 23, 1998, the ages of and positions and offices presently held by the directors of the Corporation, as well as the date each individual was first elected a director. For information about ownership of the Corporation's Voting Securities by each director and the nominees, see "Beneficial Ownership of Common Stock."

                                                                                         CLASS TO
                                        DATE FIRST                                       WHICH THE
                                         BECAME A                                         NOMINEE
             NAME                AGE     DIRECTOR                POSITION                 BELONGS
             ----                ---    ----------               --------                ---------
Robert I. Rudko, Ph.D.*........  55      4/14/92      Chairman of the Board of             I
                                                      Directors and Chief Scientist
William C. Dow.................  51      8/15/97      President, Chief Executive           II
                                                      Officer and Director
Edward H. Pendergast*..........  64      9/24/92      Lead Outside Director                I
Harold P. Capozzi..............  73      4/15/91      Director                            III
H.B. Brent Norton, M.D.........  37      6/10/94      Director                            III
Kenneth J. Pulkonik............  57      9/14/92      Director                             II
Roberts A. Smith, Ph.D.........  69      1/22/93      Director                            III

---------------
* Nominees for election at this Meeting.

     Under British Columbia corporate law, a majority of the Corporation's directors must be residents of Canada and one director must be a resident of British Columbia. As a result, Stockholders may be limited in the persons they can nominate and elect as directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Corporation's stock to file initial reports of ownership on Form 3, reports of changes in ownership on Form 4 and annual statements of changes in beneficial ownership on Form 5 with the Securities and Exchange Commission ("SEC") and any national securities exchange on which the Corporation's securities are registered. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Corporation and written representations from its executive officers and directors, the Corporation believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent (10%) beneficial owners were complied with for the fiscal year ended December 31, 1997 ("Fiscal 1997), except for the following filed by Harold P. Capozzi:
(i) one late Form 4 reporting one sale transaction, which Form 4 inadvertently under reported the number of shares beneficially owned; and (ii) Mr. Capozzi inadvertently over reported the number of options he beneficially owned in a timely filed Form 4. Each of these reports was corrected by amended reports.

COMMITTEES

     The Board of Directors established an Audit Committee, a Compensation Committee, and a Nominating Committee in January 1993.

     Messrs. Pulkonik and Pendergast serve as members of the Audit Committee. The Audit Committee is concerned primarily with recommending the selection of, and reviewing the effectiveness of, the Corporation's independent auditors and reviewing the effectiveness of the Corporation's accounting policies and practices, financial reporting and internal controls. The Audit Committee reviews any transactions which involve a potential conflict of interest and the scope of independent audit coverages, the fees charged by the independent auditors, and internal control systems. The Audit Committee met one time and held one telephonic meeting in Fiscal 1997.

     Dr. Smith and Mr. Pendergast serve on the Compensation Committee. The Compensation Committee is responsible for setting and administering the policies which govern annual compensation for the Corporation's executives. The Compensation Committee negotiates and proposes to the Board of Directors compensation arrangements for officers, other key employees, certain consultants and directors of the Corporation. Following review and approval by the Compensation Committee of the compensation policies, all issues pertaining to executive compensation are submitted to the Board of Directors for approval. The Compensation Committee met formally twice and had five telephonic meetings in Fiscal 1997.

     Dr. Rudko and Mr. Capozzi serve on the Nominating Committee, which was established for the purpose of nominating potential new directors. The Nominating Committee will consider nominees recommended by stockholders. A stockholder wishing to nominate a candidate should forward the candidate's name and a detailed background of the candidate's qualifications to the Secretary of the Corporation. The Nominating Committee did not meet in Fiscal 1997.

     The Board of Directors held [five] formal meetings and eight telephonic meetings during Fiscal 1997. No director attended fewer than 75% of the total number of the meetings of the Board of Directors and of those committees of which he served during Fiscal 1997.

     No director or executive officer is related to any other director or executive officer by blood or marriage.

BACKGROUND

     The following is a brief account of the business experience of each director:

     ROBERT I. RUDKO, PH.D. Dr. Rudko has served as Chairman of the Corporation since April 1992, President of the Corporation from April 1992 until October 1993, Chief Scientist of the Corporation since October 1993 and President of Laser Engineering, Inc. (now known as PLC Medical Systems, Inc. "PLC Medical"), a wholly owned subsidiary of the Corporation, since 1981. Dr. Rudko has 26 years of experience in the analysis, design, development, and manufacture of lasers and surgical laser systems. Prior to founding PLC Medical in 1981, Dr. Rudko was employed by the Research Division of Raytheon Company, a publicly traded defense contractor, from 1967 to 1981, first as a Senior Research Scientist and then as Principal Research Scientist. Dr. Rudko received his Ph.D. degree in electrical engineering from Cornell University.

     WILLIAM C. DOW. Mr. Dow has served as the President, Chief Executive Officer and as a director of the Corporation since August 1997. Prior to joining the Corporation, from 1993 to 1997, Mr. Dow served as President and Chief Executive Officer of Deknatel Snowden Pencer Worldwide, Inc., a $100 million medical device manufacturer. Deknatel Snowden Pencer Worldwide, Inc., became a manufacturing and marketing subsidiary of Genzyme Corporation in 1996. Mr. Dow has over 25 years of broad based experience in the medical device and service industry having held various positions in sales, marketing , distribution and general management with Griffith Micro Science, Kendall, Terumo and American Hospital Supply. Mr. Dow is a graduate of the United States Navel Academy with a Bachelor of Science in Engineering and served as both a pilot and a Supply Corps officer in the U.S. Navy.

     EDWARD H. PENDERGAST. Mr. Pendergast was a director of PLC Medical from its incorporation in 1981 until 1992. Mr. Pendergast has served as a director of the Corporation since September 1992 and as its Lead

Outside Director since March 1995. Mr. Pendergast is the President of Pendergast & Company, a privately held management consulting firm. Mr. Pendergast also serves as Chairman of the Board of Formware Corporation, a privately held software company. From 1984 to 1989, Mr. Pendergast served as the Chairman of Kennedy & Lehan, a public accounting firm. Mr. Pendergast also serves as a member of the Board of Directors of several other private companies. Mr. Pendergast is a Certified Public Accountant and the former President of the Massachusetts Society of Certified Public Accountants.

     HAROLD P. CAPOZZI. Mr. Capozzi has served as a director of the Corporation since 1991. For approximately the last 25 years through the present, Mr. Capozzi has acted in various managerial and operational capacities for several family-owned businesses. These businesses, Capozzi Enterprises, Ltd., Pasadena Investments, Ltd. and Catalina Properties Ltd., operate primarily in the real estate and real estate leasing markets and are privately held. He served seven years as a member of the Legislative Assembly for the Province of British Columbia and was a founding director of McDonald's Canada Ltd. and Expo '86. From 1987 to 1991, Mr. Capozzi was a director for Pineridge Capital Group Inc., a publicly traded venture capital company. Mr. Capozzi is currently a director of Richland Mines Inc. and Knightsbridge Corporation, both publicly traded companies.

     KENNETH J. PULKONIK. Mr. Pulkonik has served as a director of the Corporation since 1992. Mr. Pulkonik has served as President and Chairman of the Board of Rush Electronics Ltd. of Ontario, Canada, a privately held business, since 1983. Mr. Pulkonik has also served as the Chairman of the Board for Rush Corporation, the United States subsidiary of Rush Electronics Ltd., a privately held company, since 1987. In 1971, Mr. Pulkonik co-founded Rush Industries, Inc., a privately held industrial distributor to the electronics industry in the New England area.

     ROBERTS A. SMITH, PH.D. Dr. Smith has served as a director of the Corporation since January 1993. From 1980 to 1986 and from 1988 to 1994, Dr. Smith was the President of Viratek, Inc., a pharmaceutical development company. He was the Vice President of SPI Pharmaceuticals, a pharmaceutical marketing company from 1990 to 1992, and from 1985 to 1988, Dr. Smith was the Vice President and a director of the Nucleic Acid Research Institute. Dr. Smith has been the Vice Chairman since 1992 and a founding director since 1959 of ICN Pharmaceuticals, Inc., the parent company of Viratek, Inc., a publicly traded company, and SPI Pharmaceuticals. From 1958 to 1987, Dr. Smith was a full Professor and from 1987 to the present, Dr. Smith has been a Professor Emeritus, at the University of California, Los Angeles where he instructs in biochemistry.

     H. B. BRENT NORTON, M.D. Dr. Norton has served as a director of the Corporation since June 1994. He has served since 1991 as the President of IMI International Medical Innovations Inc., formerly IMI Diagnatech Inc., a publicly held biotechnology commercialization company. Additionally, since 1990, he has owned and been the President of the Ontario Workers Health Clinic, a privately held health assessment company. From 1990 to 1993, Dr. Norton was an associate at the Institute for Sport Medicine and Human Performance, a privately held provider of medical care to athletes. From 1989 to 1990, Dr. Norton served as the consultant Medical Director of Mueller Medical International Inc., a publicly traded biotechnology company. Dr. Norton received his degree as a Doctor of Medicine from McGill University and a Master of Business Administration degree from the University of Western Ontario.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The executive officers and significant employees of the Corporation, their ages and positions in the Corporation are as follows:

           NAME              AGE                           POSITION
           ----              ---                           --------
Robert I. Rudko, Ph.D.*....  56    Chairman of the Board of Directors and Chief Scientist
William C. Dow*............  51    President, Chief Executive Officer and Director
Patricia L. Murphy*........  47    Chief Financial Officer and Treasurer
Stephen J. Linhares........  41    Vice President of Research and Development and Clinical
                                     Trials -- PLC Medical Systems, Inc.
John R. Serino.............  50    Vice President of Sales and Marketing -- PLC Medical
                                   Systems, Inc.
Jennifer T. Miller.........  31    General Counsel
Vincent C. Puglisi.........  49    Vice President of Corporate Sales -- PLC Medical
Paul A. Levesque...........  50    Vice President of Marketing and New Business
                                   Development -- PLC Medical

---------------
* Executive Officer

     The following is a brief account of the business experience of each executive officer and key employee of the Corporation, other than Dr. Rudko, and Mr. Dow, whose backgrounds are summarized above:

     PATRICIA L. MURPHY. Ms. Murphy has served as the Corporation's Chief Financial Officer and Treasurer since May 1992 and as the Corporate Controller of PLC Medical since December 1991. Prior to joining the Corporation, from 1989 to December 1991 she was Assistant Controller of Town & Country Corporation, a publicly traded jewelry manufacturer, and Corporate Controller at Bytex Corporation, a publicly traded manufacturer of computer network switching devices, from 1983 to 1989. Ms. Murphy has also worked in public accounting at Coopers & Lybrand LLP and is a Certified Public Accountant.

     STEPHEN J. LINHARES. Mr. Linhares has served as PLC Medical's Vice President of Research and Development and Clinical Trials since January 1996. Mr. Linhares was PLC Medical's Director of Engineering from 1987 to 1995. He joined PLC Medical in 1983 as an engineer and was subsequently appointed Operations Manager in 1985 and Director of Engineering in 1987. His responsibilities currently include managing all aspects of PLC Medical's product research and development as well as clinical affairs. Prior to joining PLC Medical, he was employed in the Research Division of Raytheon Company, a publicly traded defense contractor, as an Associate Scientist from 1979 to 1983.

     JOHN R. SERINO. Mr. Serino has served as PLC Medical's Vice President of Global Sales since December 1997 and as its Vice President of Sales and Marketing since December 1995. From 1994 to 1995, Mr. Serino was the President of Paradigm Medical, Inc., a medical consulting company. From 1989 to 1994, Mr. Serino served in various capacities at Medtronic Cardiopulmonary, a manufacturer of instruments used in open heart surgery. From 1976 to 1989, Mr. Serino held various positions at Shiley, Inc., a division of Pfizer Hospital, which manufactures and markets specialty medical products for use in cardiovascular and respiratory care.

     JENNIFER T. MILLER. Ms. Miller has served as General Counsel since September 1997. From 1991 to 1997, Ms. Miller was an attorney with the firm of Fish & Richardson P.C. Ms. Miller is a magna cum laude graduate of Tufts University, where she was awarded a Fulbright Scholarship. Ms. Miller received her law degree from Harvard Law School.

     VINCENT C. PUGLISI. Mr. Puglisi has served as PLC Medical's Vice President of Corporate Sales since December 1997. His responsibilities include managing PLC Medical's reimbursement, national account and managed care initiatives. From 1984 to 1997, he was President of Medrep, an independent manufacturers' representative for several medical supply and equipment companies. Prior to founding Medrep in 1984,

Mr. Puglisi served as Vice President, Marketing and Sales for Professional Disposables, Inc. beginning in 1980. He began his career in healthcare with American Hospital Supply in 1975 and held several positions there until 1980. Mr. Puglisi attended the U.S. Air Force Academy and served as a Captain in the USAF until 1975.

     PAUL A. LEVESQUE. Mr. Levesque has served as PLC Medical's Vice President of Marketing and Business Development since February 1998. Prior to joining PLC Medical, Mr. Levesque was Vice President of Marketing and Sales for Corometrics Medical System, a division of American Home Products. From 1984 to 1991, Mr. Levesque held senior marketing positions at General Electric Medical Systems and Zoll Medical. In addition, Mr. Levesque has over 11 years experience at Hewlett Packard, medical products group, where he served in various professional sales and marketing positions.

CERTAIN TRANSACTIONS

     During Fiscal 1991, the Corporation loaned Corhart Management Group, Inc. ("Corhart") the sum of $126,061 on a demand basis. Corhart provided office and administration services for the Corporation's Vancouver office. Corhart then loaned a portion of the $126,061 to Dr. Rudko, the Corporation's Chairman of the Board and Chief Scientist. The balance of this loan plus accrued interest is approximately $85,000. The loan currently bears interest at 8.65%.

     No insider or proposed nominee for election as a director of the Corporation and no associate or affiliate of the foregoing persons has or has had any material interest, direct or indirect, in any transaction since the commencement of Fiscal 1997 or in any proposed transaction which in either such case has materially affected or will materially affect the Corporation, except as described above.

     The Corporation believes that the aforementioned transaction was on terms as favorable as could have been obtained from independent third parties, and that any future transaction by the Corporation with its officers, directors or principal stockholders will be on terms no less favorable than could be obtained from independent third parties and will be subject to approval by a majority of the independent directors.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth, as of March 23, 1998, certain information concerning stock ownership of the Corporation by (i) each person who is known by the Corporation to own of record or beneficially more than five percent (5%) of the Corporation's Common Stock, (ii) each of the Corporation's directors and named executive officers and (iii) all current directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

                                                                 NUMBER
                                                               OF SHARES
                                                              BENEFICIALLY    PERCENTAGE
                NAME OF BENEFICIAL OWNER(1)                     OWNED(2)       OF CLASS
                ---------------------------                   ------------    ----------
Robert I. Rudko, Ph.D.(3)...................................   1,294,762       6.8%
William C. Dow(4)...........................................     115,000         *
M. Lee Hibbs................................................     339,000         *
Edward H. Pendergast(5)(6)(7)(8)(9).........................     123,092         *
Harold P. Capozzi(6)(8)(10)(11).............................      53,000         *
Kenneth J. Pulkonik(5)(6)(8)(11)............................      75,000         *
Roberts A. Smith, Ph.D.(6)(8)(11)(12).......................      55,000         *
Brent H. B. Norton, M.D.(8)(11)(13).........................      47,000         *
Patricia L. Murphy(14)......................................     122,381         *
Stephen J. Linhares(15).....................................      80,667         *
John R. Serino(16)..........................................      21,667         *
Scudder Kemper Investments, Inc.(17)........................     961,000       5.1%
All current directors and executive officers as a group (8
  persons) (3)(4)(5)(6)(7)(8)(9)(10)(11)(12)(13)(14)........   1,885,235       9.6%

---------------
 *  Less than 1%.

(1) Each of such persons, with the exception of Scudder Kemper Investments, Inc., may be reached through the Corporation at 10 Forge Park, Franklin, Massachusetts 02038. The address for Scudder Kemper Investments, Inc. is Two International Place, Boston, Massachusetts 02110.

(2) Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days of March 23, 1998 pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(3) The figures presented in the table include 100,000 shares of an option to purchase up to 300,000 shares of Common Stock through December 31, 1999 at a price of $4.00 per share, which option fully vests at December 31, 1999 or earlier upon receipt of PMA of the Heart Laser System from the FDA, except that all such options shall vest immediately in the event of a sale or acquisition of all or substantially all of the assets of the Corporation or the sale of all or substantially all of the Corporation's stock to an acquiring party. The figures in this table also include an option granted on March 3, 1995 to purchase up to 72,900 shares of Common Stock at an exercise price of $3.69 per share which vested on December 2, 1997 and terminates on March 2, 2005. Also includes 94,762 shares of Common Stock held by Dr. Rudko's wife, but as to which Dr. Rudko disclaims any beneficial interest. Excludes 13,750 shares of Common Stock held by Dr. Rudko's adult children, as to which he disclaims any beneficial interest.

(4) Includes (i) 15,534 shares of an option granted on August 15, 1997 at an exercise price of $12.88 per share which is fully vested and terminates on August 15, 2007 and (ii) 99,466 shares of an option to purchase up to 644,466 shares of Common Stock granted on August 15, 1997 at an exercise price of $12.88 per share which terminates on August 15, 2007. See "Option Grants in Fiscal Year 1997" for vesting details.

(5) Includes an option granted on September 16, 1993 to purchase up to 30,000 shares of Common Stock at an exercise price of $4.00 per share through September 15, 2003 which is fully vested.

(6) Includes an option granted on June 19, 1995 to purchase up to 10,000 shares of Common Stock at an exercise price of $10.44 per share through June 18, 2005, which is fully vested.

(7) Includes an option granted on August 4, 1995 to purchase up to 10,000 shares of Common Stock at an exercise price of $12.56 per share through August 3, 2005, which is fully vested. Excludes 1,000 shares of Common Stock owned by a trust established for the benefit of a child of Mr. Pendergast over which Mr. Pendergast has no control, and of which he disclaims any beneficial ownership.

(8) Includes an option granted on June 17, 1996 to purchase up to 10,000 shares of Common Stock at an exercise price of $24.50 per share through June 16, 2006, which is fully vested.

(9) Includes an option granted on June 30, 1997 to purchase up to 30,000 shares of Common Stock at an exercise price of $20.75 per share through June 30, 2007, which fully vests on April 1, 1998.

(10) Includes 17,438 shares of Common Stock owned by Mr. Capozzi as well as an option granted on September 16, 1993 to purchase up to 5,562 shares of Common Stock at an exercise price of $4.00 per share through September 15, 2003, which is fully vested.

(11) Includes an option granted on June 30, 1997 to purchase up to 10,000 shares of Common Stock at an exercise price of $20.75 per share through June 30, 2007, which fully vests on April 1, 1998.

(12) Includes an option granted on September 16, 1993 to purchase up to 25,000 shares of Common Stock at an exercise price of $4.00 per share through September 15, 2003, which is fully vested.

(13) Includes an option granted on June 9, 1994 to purchase up to 27,000 shares of Common Stock at an exercise price of $4.63 per share through June 9, 2004, which is fully vested.

(14) Includes (i) 35,293 shares of Common Stock owned by Patricia L. Murphy, the Corporation's Chief Financial Officer; (ii) 13,571 shares of an option granted on July 28, 1994 at an exercise price of $3.97, which is fully vested and terminates on January 5, 2004; (iii) 13,333 shares of an option granted on July 28, 1994 at an exercise price of $3.97 per share, which is fully vested and terminates on July 27, 2004; (iv) 53,517 shares of an option granted on March 3, 1995 at an exercise price of $3.69 per share, which is fully vested and terminates on March 2, 2005 and (v) 6,667 shares of an option to purchase up to 10,000 shares of Common Stock granted on January 2, 1996 at an exercise price of $16.31 per share, which vests on January 2, 1999 and terminates on January 1, 2006.

(15) Includes (i) 59,040 shares of Common Stock, (ii) 2,460 shares of an option granted on July 28, 1994 at an exercise of $3.97 per share, which is fully vested and terminates on December 31, 2003; (iii) 10,000 shares of an option to purchase up to 15,000 shares of Common Stock granted on August 4, 1995 at an exercise price of $12.56 per share, which vests on August 4, 1998 and terminates on August 3, 2005; (iv) 2,500 shares of an option to purchase up to 5,000 shares of Common Stock granted on July 17, 1996 at an exercise price of $14.88, which vests on the earlier of August 1, 2001 or upon receipt of the PMA from the FDA and terminates on July 16, 2006 and
     (v) 6,667 shares of an option to purchase up to 20,000 shares of Common Stock granted on January 16, 1998 at an exercise price of $8.88 per share, such option vests in equal installments over three years beginning April 23, 1998 and terminates on April 22, 2008.

(16) Includes (i) 16,667 shares of an option to purchase up to 50,000 shares of Common Stock granted on January 2, 1996 at an exercise price of $16.31 per share, such option vests in equal installments over three years beginning on January 2, 1997 and terminates on January 1, 2006; and (ii) 5,000 shares of an option to purchase up to 25,000 shares of Common Stock granted on January 16, 1998 at an exercise price of $8.88 per share, such option vests 15,000 shares in equal installments over three years beginning April 23, 1998 with the remaining 10,000 vesting on the earlier of April 23, 2000 or on the following performance criteria: 1,000 shares for each Heart Laser System sold in Fiscal 1998. Such option terminates on April 22, 2008.

(17) Based solely on a Schedule 13G filed in February 1998 by Scudder Kemper Investments, Inc. ("Scudder"). Scudder has sole voting power as to 358,700 shares and shared voting power as to 374,600 shares. Scudder has sole dispositive power as to all 961,000 shares.

                     COMPENSATION OF OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS COMPENSATION

     During Fiscal 1997, the aggregate cash compensation paid or payable to the Corporation's executive officers was approximately $1,285,442 which includes severance payments to Mr. Hibbs of $161,404.

     The following table sets forth the compensation paid to the Corporation's present and former President and Chief Executive Officer and each of the four other most highly compensated persons who were serving as executive officers of the Corporation as of December 31, 1997 (collectively the "named executive officers") with respect to services rendered to the Corporation during Fiscal 1997, Fiscal 1996 and Fiscal 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                               COMPENSATION
                                           ANNUAL COMPENSATION                    AWARDS
                             -----------------------------------------------   ------------
            (A)              (B)       (C)         (D)             (E)             (G)            (I)
                                                                                SECURITIES
                                                                                UNDERLYING
                                                              OTHER ANNUAL       OPTIONS       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     SALARY      BONUS      COMPENSATION(3)       (#)        COMPENSATION
---------------------------  ----    --------    --------    ---------------   ------------   ------------
Robert I. Rudko, Ph.D....    1997    $192,500(1) $ 48,000(1)     $28,875               0        $      0
  Chairman of the            1996    $192,500(1) $ 38,500(1)     $28,875               0        $      0
  Board and Chief            1995    $175,000(1) $ 84,000(1)     $26,250         100,000        $      0
  Scientist
William C. Dow...........    1997(5) $116,538(2) $ 50,000(2)     $17,481         660,000        $      0
  President, Chief
  Executive Officer and
  Director
M. Lee Hibbs.............    1997    $215,000(4) $      0        $35,794(4)            0        $161,404(4)
  Former President,          1996    $215,000    $ 43,000        $32,250          25,000        $ 23,540
  Chief Executive            1995    $195,000    $113,600        $29,250         100,000        $ 13,170
  Officer and Director
Patricia L. Murphy.......    1997    $127,000    $ 12,700        $19,050               0        $      0
  Chief Financial            1996    $115,000    $ 23,000        $17,250          10,000        $      0
  Officer and Treasurer      1995    $100,000    $ 15,000        $15,000          55,000        $      0
Stephen J. Linhares......    1997    $100,000    $  6,000        $ 6,000               0        $      0
  PLC Medical's              1996(5) $ 77,012    $ 11,500        $ 6,000           5,000        $      0
  Vice President of R&D and
  Clinical Affairs
John R. Serino...........    1997    $135,000    $  8,100        $ 6,000               0        $      0
  PLC Medical's              1996    $125,000    $ 31,250        $ 6,000          50,000        $ 10,390
  Vice President of          1995(5) $  4,800    $      0        $     0               0        $      0
  Global Sales

---------------
(1) Amounts shown indicate annual cash compensation earned and received by Dr. Rudko, Mr. Dow, Mr. Hibbs, Ms. Murphy, Mr. Linhares and Mr. Serino. Executive officers, including Dr. Rudko, Mr. Dow, Ms. Murphy, Mr. Linhares and Mr. Serino participate in the Corporation's group life, health and long-term disability insurance, at generally the same benefit levels as are available to all of the Corporation's full time employees. Effective in September 1994, the Compensation Committee recommended and the Board of Directors approved an employment agreement which provided for a base salary of $175,000 for Dr. Rudko and benefits, to be selected by him to 15% of his base salary. This agreement, which was automatically renewed for one year on January 1, 1998, provides for annual reviews of salary increases and bonus plans by the Board of Directors for each fiscal year beginning January 1, 1996. Effective January 1, 1996, the base salary of Dr. Rudko increased from $175,000 to $192,500, respectively. No salary increase was provided for Dr. Rudko for fiscal 1997. This agreement also provides that Dr. Rudko may receive a bonus, commencing with Fiscal 1995, of a sliding scale based upon the

    Corporation achieving a certain percentage of its annual plan for sales and placements of the Heart Laser System, provided that the Corporation must achieve at least 70% of plan for the bonus to be paid. If the Corporation achieves at least 70% of its plan, the executive will receive 28% of his base salary as a bonus. If the Corporation achieves 100% of its plan the officer will receive 40% of his base salary. The bonus available provides for linear increases such that the maximum bonus the officer may receive is 120% of base salary if the Corporation achieves 190% of its plan. Pursuant to the terms of this agreement bonuses in the amounts of $38,500 and $84,000 were paid to Dr. Rudko for Fiscal 1996 and 1995, respectively. In Fiscal 1997, the Compensation Committee approved a $23,000 bonus for Dr. Rudko for acting as Interim President of the Corporation as well as a $25,000 annual bonus.

(2) Effective August 15, 1997, the Compensation Committee recommended and the Board of Directors approved an employment agreement through August 31, 2000, for Mr. Dow which provides for a base salary of $300,000 per annum through December 31, 1998. Increases for future years shall be established by the Board of Directors. This agreement also provides that Mr. Dow may receive a yearly incentive bonus, commencing with a guaranteed bonus of $50,000 for Fiscal 1997, followed by an incentive bonus commencing in Fiscal 1998, of a sliding scale based upon the Corporation achieving a certain percentage of its annual plan for sales and placements of the Heart Laser System, revenue, operating results and other strategic goals equal to or at least 70% of the performance plan as approved by the Board of Directors. The incentive bonus will range from 70% to 120% of 50% of Mr. Dow's then base salary for the fiscal year. Pursuant to this agreement, a bonus of $50,000 was paid for Fiscal 1997.

(3) In Fiscal 1995, the Compensation Committee approved a benefit allowance of up to 15% of base salary for Dr. Rudko and Mr. Hibbs. Ms. Murphy was also given the same benefit allowance starting in Fiscal 1995. In August 1997, a 15% benefit allowance was approved as part of Mr. Dow's employment agreement. The determination of such benefits is up to the individual. In Fiscal 1997 and 1996 Mr. Serino received a $500 per month compensatory car allowance. Mr. Linhares received the same allowance in 1997.

(4) On April 18, 1997, Mr. Hibbs and the Corporation entered into a severance agreement and release (the "Agreement"). Pursuant to the terms of the Agreement, Mr. Hibbs agreed to resign as Chief Executive Officer of the Corporation on July 31, 1997. Mr. Hibbs continued to receive his annual base salary of $215,000 through December 31, 1997 as an employee of the Corporation. Mr Hibbs received his accrued and unpaid 15% benefit allowance of $11,151 and accrued and unpaid vacation of $24,643 which is reflected in the "Other Annual Compensation" column. He also received an additional 15% annual benefit allowance of $32,250 and $20,000 in professional expenses as part of his severance. From January 1, 1998 through April 18, 1998, he will receive severance pay at the rate of $215,000 per annum which will total $66,154. In addition, pursuant to the terms of his employment agreement, he is entitled to receive $43,000 payable in twelve (12) equal monthly installments which commenced on August 1, 1997.

(5) Mr. Dow joined the Corporation in August 1997 and Mr. Serino joined PLC Medical in December 1995. Mr. Linhares became PLC Medical's Vice President of Research and Development and Clinical Trials in January 1996.

     Except for the Agreement with Mr. Hibbs, the Corporation has no plans other than as set out herein pursuant to which cash or non-cash compensation was paid or distributed to the executive officers during Fiscal 1997 or is proposed to be paid or distributed in a subsequent year. No other compensation was paid by the Corporation to the executive officers during Fiscal 1997, including personal benefits and securities or property paid or distributed other than pursuant to a formal plan which compensation is not offered on the same terms to all full time employees, except as noted above.

     The following table sets forth the options granted to the named executive officers in Fiscal 1997.

                       OPTION GRANTS IN FISCAL YEAR 1997

                                                                               POTENTIAL REALIZABLE VALUE
                                                                               AT ASSUMED ANNUAL RATES OF
                                                                                STOCK PRICE APPRECIATION
                                          INDIVIDUAL GRANTS                        FOR OPTION TERM(5)
                         ---------------------------------------------------   --------------------------
         (A)                              (C)           (D)          (E)           (F)           (G)
                             (B)       % OF TOTAL
                          NUMBER OF     OPTIONS
                         SECURITIES    GRANTED TO    EXERCISE
                         UNDERLYING    EMPLOYEES      OR BASE
                           OPTIONS     IN FISCAL       PRICE      EXPIRATION
         NAME            GRANTED (#)    YEAR(3)       ($/SH)       DATE(4)         5%            10%
         ----            -----------   ----------   -----------   ----------   -----------   ------------
William C. Dow........     644,466(1)      74%        $12.88      08/15/2007   $5,218,253    $13,224,078
William C. Dow........      15,534(2)       2%        $12.88      08/15/2007   $  125,828    $   318,873

---------------
(1) These non-qualified options were granted on August 15, 1997 with 99,466 of the options vesting over time as follows: 20,983 on August 15, 1997, 20,983 on December 1, 1997, 28,750 on March 1, 1998 and 28,750 on June 1, 1998. The
    remaining 545,000 vest on performance criteria as follows: (i) 115,000 vest on the earlier of August 15, 2000 or receipt of PMA from the FDA,
    (ii)115,000 vest on the earlier of August 15, 2000 or release of audited financial statements reporting positive earnings after taxes, (iii) 115,000 vest on the earlier of August 15, 2000 or the 30th consecutive day when the Corporation's closing price for its Common Stock exceeds $15.00 per share,
    (iv) 50,000 vest on the earlier of August 15, 2002 or the 30th consecutive day when the Corporation's closing price for its Common Stock exceeds $18.00 per share, (v) 50,000 vest on the earlier of August 15, 2002 or the 30th consecutive day when the Corporation's closing price for its Common Stock exceeds $21.50 per share, (vi) 50,000 vest on the earlier of August 15, 2002 or the 30th consecutive day when the Corporation's closing price for its Common Stock exceeds $35.00 per share, and (vii) 50,000 vest on the earlier of August 15, 2002 or the 30th consecutive day when the Corporation's closing price for its Common Stock exceeds $40.00 per share. All options vest upon a sale or acquisition of substantially all of the stock or assets of the Corporation.

(2) These incentive stock options were granted on August 15, 1997 and vest as follows; 7,767 vested on August 15, 1997 and 7,767 vest on January 1, 1998.

(3) In Fiscal 1997, options to purchase 872,500 shares of Common Stock were granted to Corporation employees, including executive officers.

(4) The options are subject to earlier termination upon certain events related to termination of employment.

(5) Amounts for the named executives shown in these columns have been derived by multiplying (i) the difference between (a) the product of the per share market price at the time of the grant and the sum of 1 plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option) and (b) the per share exercise price of the option; and (ii) the number of securities underlying the option. The dollar gains under these columns result from calculations assuming hypothetical growth rates as set by the Securities and Exchange Commission and are not intended to forecast possible future price appreciation, if any, of the Corporation's Common Stock.

     The following table indicates the options that were exercised in Fiscal 1997 and sets forth the value of outstanding options held by the named executive officers of the Corporation during the year ended December 31, 1997.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997
                            AND FY-END OPTION VALUES

                                     (B)           (C)
              (A)
                                                                       (D)                     (E)
                                                                    NUMBER OF               VALUE OF
                                                                   SECURITIES              UNEXERCISED
                                                                   UNDERLYING             IN-THE-MONEY
                                                                   UNEXERCISED               OPTIONS
                                   SHARES                       OPTIONS AT FY-END           AT FY-END
                                  ACQUIRED        VALUE           EXERCISABLE/            EXERCISABLE/
             NAME                ON EXERCISE   REALIZED($)        UNEXERCISABLE        UNEXERCISABLE(1)(2)
-------------------------------  -----------   -----------    ---------------------  -----------------------
Robert I. Rudko, Ph.D..........          0              0     172,900  /    200,000  $643,960  /    $718,750
William C. Dow.................          0              0      49,733  /    610,267  $      0  /    $      0
M. Lee Hibbs...................    375,000     $3,130,461(3)        0  /    0        $      0  /    $      0
Patricia L. Murphy.............          0              0      83,755  /    6,666    $306,410  /    $      0
John R. Serino.................          0              0      16,667  /    33,333   $      0  /    $      0
Stephen J. Linhares............          0              0      14,960  /    7,500    $  8,910  /    $      0

---------------
(1) In-the-Money options are those options for which the fair market value of the underlying Common Stock is greater than the exercise prices of the option.

(2) The value of unexercised options is determined by multiplying the number of options held by the difference between the fair market value of the Common Stock underlying the options at the end of Fiscal 1997 ($7.59 per share as determined by the average of the high and low sale prices of the Common Stock as reported by the American Stock Exchange on December 31, 1997) and the exercise price of the options granted. Since the fair market value at the end of Fiscal 1997 was less than the exercise price of certain options held, the following options were not included in the In the Money table; Mr.
    Dow: 660,000 options, Ms. Murphy: 10,000 options (3,334 exercisable and 6,666 unexercisable), Mr. Serino: 50,000 options and Mr. Linhares: 20,000 options (12,500 exercisable and 7,500 unexercisable).

(3) The value realized is calculated by determining the difference between the fair market value of the Common Stock acquired at exercise and the exercise price.

COMPENSATION OF DIRECTORS

     Each of the non-employee directors receives a fee of $650 for each meeting of the Board of Directors plus reimbursement for related travel expenses. Each of the non-employee directors receives an additional $2,000 per quarter. Eligible directors also received an aggregate of 240,000 stock options through 1996 pursuant to the Corporation's 1993 Formula Stock Option Plan. In June 1997, an aggregate of 70,000 stock options were granted to the non-employee directors pursuant to the 1995 Stock Option Plan, except Mr. Capozzi. Mr. Capozzi's option to purchase 10,000 shares was granted pursuant to the 1993 Formula Plan which plan was extinguished with the grant of this option. See "Beneficial Ownership of Common Stock." In March 1995, Mr. Pendergast agreed to serve as the Lead Outside Director of the Corporation and effective January 17, 1997, he receives an additional $4,000 per quarter for his services as lead outside director in addition to the fees and expenses referenced above. Mr. Pendergast may also receive $200 per hour for other consulting activities provided to the Corporation in excess of eight hours each month on a pre-approved basis by the Board of Directors. Mr. Pendergast was also granted an option on August 4, 1995 to purchase up to 10,000 shares of Common Stock at an exercise price of $12.56 per share through August 3, 2005, subject to certain requirements and his continued service as Lead Outside Director for the Corporation. See "Beneficial Ownership of Common Stock." The Corporation has no arrangements, pursuant to which directors were compensated for their services in their capacity as directors during Fiscal 1997 or thereafter, except as described above.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     The Corporation has arrangements with respect to compensation received or that may be received by the named executive officers to compensate such officers in the event of termination of employment (resignation, retirement, change in control) or in the event of a change in responsibilities following a change in control.

     An employment agreement was entered into in May 1992 between Dr. Rudko and the Corporation providing for payment of 24 months' base salary and prior bonus to Dr. Rudko. The agreement was amended in September 1994 to provide that in addition to the severance benefits discussed above, in the event of a sale or change of control in the Corporation, and if Dr. Rudko's employment is terminated without cause, or if Dr. Rudko is transferred outside of Eastern Massachusetts or if he has a significant reduction in responsibility with the Corporation, then he shall be entitled to receive 299% of his prior year's compensation (as determined by Section 280G of the Internal Revenue Code of 1986, as amended). In addition, this employment agreement, as modified, provides that if Dr. Rudko remains with the Corporation for one year after a sale or change of control in the Corporation, then he shall receive as a bonus an amount equal to 18 months of his then current base salary.

     An employment agreement was entered into in August 1997 between Mr. Dow and the Corporation providing for payment of Severance Benefits of 150% of his then current base salary, 150% of his incentive bonus earned in the Corporation's most recent fiscal year and any other benefits allowed under his benefit allowance. The agreement further provides, in the event of a sale or change of control in the Corporation, and if Mr. Dow's employment is terminated without cause, then he shall be entitled to receive 299% of his Severance Benefits. In addition, this employment agreement provides that if Mr. Dow remains with the Corporation for one year after a sale or change of control in the Corporation, then he shall receive as a bonus an amount equal to 100% of his then current base salary and incentive bonus paid during the preceding fiscal year and the fair market value of all other benefits then payable, irrespective of whether he thereafter actually terminates employment with the Corporation.

     In addition, the Corporation entered into an agreement with each of Ms. Murphy and Mr. Linhares in April 1996 that provide for a severance payment equal to 12 months' base salary if either Ms. Murphy or Mr. Linhares is terminated without cause. These agreements also provide that in the event of a sale or change of control in the Corporation, and if Ms. Murphy's or Mr. Linhares' employment is terminated without cause, or their base salary or Corporation-paid benefits are reduced, or if they are transferred outside of Eastern Massachusetts or if they have a significant reduction in responsibility with the Corporation, then they shall be entitled to receive 100% of their prior year's compensation.

MANAGEMENT CONTRACTS

     No management functions of the Corporation are performed to any substantial degree by a person other than the directors or executive officers of the Corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dr. Smith and Mr. Pendergast are members of the Compensation Committee, which was established on January 22, 1993. None of the executive officers of the Corporation has served on the Board of Directors or compensation committee of any other entity that has had any of such entity's officers serve either on the Corporation's Board of Directors or Compensation Committee.

REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee, composed of Dr. Smith and Mr. Pendergast, is responsible for setting and administering the policies which govern annual compensation for the Corporation's executives. Following review and approval by the Compensation Committee of the compensation policies, all issues pertaining to executive compensation will be submitted to the Board of Directors for approval.

     This report is provided as part of the Corporation's annual report to its Stockholders and is not considered to be proxy soliciting material. This report is not incorporated by reference in prior Securities Act of 1933 and

Securities Exchange Act of 1934 filings made by the Corporation that might have incorporated future filings in their entirety, except to the extent that the Corporation specifically incorporates this information by reference, and should not be otherwise deemed filed under such Acts.

     The Compensation Committee believes that the primary objectives of the Corporation's compensation policies are to attract and retain a management team that can effectively implement and execute the Corporation's strategic business plan. These compensation policies include (i) an overall management compensation program that is competitive with management compensation programs at companies of similar size; (ii) to recognize individual initiative, leadership and achievement; (iii) short-term bonus incentives for management to meet the Corporation's performance goals; and (iv) long-term incentive compensation in the form of stock options and other long-term equity compensation which will encourage management to continue to focus on shareholder return. The Compensation Committee will review its compensation policies from time to time in order to determine the reasonableness of the Corporation's compensation programs and to take into account factors which are unique to the Corporation.

  Executive Officer Compensation Program

     The Committee performs annual reviews of executive compensation to confirm the competitiveness of the overall executive compensation packages as compared with companies who compete with the Corporation for prospective employees. The compensation program for executive officers consists of three elements: (1) base salary, which is set on an annual basis; (2) annual incentive compensation, in the form of cash bonuses, which is based on achievement of predetermined financial objectives of the Corporation and individual objectives; and (3) long-term incentive compensation, in the form of stock options, granted when the executive officer joins the Corporation and on occasion thereafter with the objective of aligning the executive officers' long-term interests with those of the stockholders and encouraging the achievement of superior results over an extended period.

  Base Salary

     Base salaries for executive officers are targeted at competitive market levels for their respective positions, levels of responsibility and experience. In addition to external market data, the Committee also reviews the Corporation's financial performance and individual performance when adjusting base salary annually.

  Bonus and Commission Compensation

     Bonus compensation is based on the Corporation's achievement of predetermined financial, operational and strategic objectives. Giving greatest weight to attainment of financial targets, the Committee also awards bonuses based on various operational and strategic objectives, such as management efficiency, and the ability to motivate others and build a strong management team, develop and maintain the skills necessary to work in a high-growth company, recognize and pursue new business opportunities and initiate programs to enhance the Corporation's growth and successes. Bonuses are awarded on an annual basis.

  Long Term Incentive Compensation

     Long-term incentive compensation, in the form of stock options, allows the executive officers to share in any appreciation in the value of the Corporation's Common Stock. The Committee believes that stock option participation aligns executive officers' interests with those of the stockholders. In addition, the Committee believes that equity ownership by executive officers helps to balance the short term focus of annual incentive compensation with a longer term view and may help to retain key executive officers.

     When establishing stock option grant levels, the Committee considers general corporate performance, the Chief Executive Officer's recommendations, level of seniority and experience, existing levels of stock ownership, previous grants of stock options, vesting schedules of outstanding options and the current stock price.

     It is the standard policy of the Corporation to grant an initial stock option grant to all executive officers at the time they commence employment consistent with the number of options granted to executive officers in the biotechnology industry at similar levels of seniority. In addition, the Committee may also make performance-based grants throughout the year. In making such performance-based grants, the Committee considers individual contributions to the Corporation's financial, operational and strategic objectives.

     Senior management also participates in company-wide employee benefit plans, including the Corporation's 401(k) Plan. Benefits under these plans are not dependent upon individual performance.

  Chief Executive Officer Compensation

     Mr. Dow has served as the Corporation's Chief Executive Officer and President since August 1997. Effective August 15, 1997, the Compensation Committee recommended and the Board of Directors approved an employment agreement through August 31, 2000, for Mr. Dow which provides for a base salary of $300,000 per annum through December 31, 1998. The Compensation Committee believes that Mr. Dow's base salary is consistent with the range of salary levels received by his counterparts in the biotechnology industry and other comparable companies. Increases for future years shall be established by the Board of Directors. This agreement also provides that Mr. Dow may receive a yearly incentive bonus, commencing with a guaranteed bonus of $50,000 for Fiscal 1997, followed by an incentive bonus commencing in Fiscal 1998, of a sliding scale based upon the Corporation achieving a certain percentage of its annual plan for sales and placements of the Heart Laser System, revenue, operating results and other strategic goals equal to or at least 70% of the performance plan as approved by the Board of Directors. The incentive bonus will range from 70% to 120% of 50% of Mr. Dow's then base salary for the fiscal year. Pursuant to this agreement, a bonus of $50,000 was paid for Fiscal 1997.

     Pursuant to his employment agreement, Mr. Dow was also granted options to purchase 660,000 shares of Common Stock at an exercise price of $12.88 per share. Certain of these options vest over time and/or the achievement of certain performance criteria. See "Option Grants in Fiscal 1997." The grant of these options is designed to align the interests of Mr. Dow with those of the Corporation's stockholders with respect to short-term operating results and long term increases in the price of the Corporation's stock. The grant of these options is consistent with the goals of the Corporation's stock option program as a whole.

                                          COMPENSATION COMMITTEE
                                          Edward H. Pendergast
                                          Dr. Roberts A. Smith
                                          [MAY   , 1998]

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return (assuming reinvestment of dividends) from investing $100 on March 3, 1992 (the day the Corporation's Common Stock began trading on the over-the-counter market through the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), and plotted at the end of each fiscal year thereafter as well as at May 1, 1998, in each of PLC Systems Inc.'s Common Stock, the American Stock Exchange Market Index of companies, and an index of 275 medical instrument and supply companies (including Cooper Companies, Summit Technology, Inc., and a number of other laser manufacturers) compiled by Media General Financial Services, Inc. The Corporation's Common Stock traded on NASDAQ from March 3, 1992 to September 16, 1992 and then commenced trading on the American Stock Exchange ("AMEX") on September 17, 1992.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                            AMONG PLC SYSTEMS INC.,
                      AMEX MARKET INDEX AND MG GROUP INDEX

               MEASUREMENT PERIOD                   PLC SYSTEMS         MG GROUP            AMEX
             (FISCAL YEAR COVERED)                      INC.             INDEX          MARKET INDEX
03/03/92                                                    100.00            100.00            100.00
12/31/92                                                    103.13             97.32             97.97
12/31/93                                                     67.19             82.39            116.40
12/31/94                                                     61.72             90.56            102.82
12/31/95                                                    207.81            146.13            132.53
12/31/96                                                    281.25            153.32            139.85
12/31/97                                                     99.24            186.78            171.76
12/31/98                                                    205.30            212.21            185.27

                    ASSUMES $100 INVESTED ON JANUARY 1, 1993
                          ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 1997

                                   ITEM NO. 2

            PROPOSAL TO CONSIDER AND VOTE UPON A SPECIAL RESOLUTION
                  APPROVING AN AMENDMENT TO THE CORPORATION'S
              MEMORANDUM TO INCREASE THE AUTHORIZED CAPITAL OF THE
                 CORPORATION BY THE INCREASE OF THE AUTHORIZED
              SHARES OF COMMON STOCK, NO PAR VALUE PER SHARE, FROM
               5,000,000 TO 100,000,000 AND TO CREATE 100,000,000
          PREFERRED SHARES, NO PAR VALUE PER SHARE, ISSUABLE IN SERIES

     On April 6, 1998, the Board of Directors adopted a resolution proposing that the Corporation's Memorandum be amended to increase the total number of shares of Common Stock, no par value per share, that the Corporation is authorized to issue from 25,000,000 to 100,000,000 and to create 100,000,000 preferred shares, no par value per share, issuable in a series. This amendment is being proposed because the Corporation has only 450,269 remaining shares of Common Stock which are authorized but not issued or reserved, and to provide management with sufficient flexibility to issue additional treasury shares as may be required for future corporate business of the Corporation, including, but not limited to, acquisitions, equity financings, grants of stock options and recapitalizations. The foregoing purposes would be able to be completed expediently if such amendment is approved by the Stockholders at this Meeting, as a Stockholder vote is required to increase the number of authorized shares of Common Stock and to create preferred shares and, given the time normally needed to complete a proxy solicitation, such increase could not be done expediently in the future. The Board will determine whether, when and on what terms the issuance of shares of Common Stock or preferred stock may be warranted in connection with any of the foregoing purposes. In addition, further authorization for the issuance of the securities by a vote of Stockholders will not be solicited prior to such issuance. These additional shares of Common Stock will not carry preemptive rights.

     As of January 16, 1998, of the 25,000,000 shares of Common Stock which the Corporation is authorized to issue, 18,368,159 shares were issued and outstanding, 150,000 shares of Common Stock are issuable upon the exercise of warrants to purchase Common Stock and 2,794,983 shares of Common Stock have been reserved in the aggregate under the Corporation's 1992 Stock Option Plan, 1993 Stock Option Plan and 1993 Formula Stock Option Plan.

     As with the issuance of any shares of the Corporation's Common Stock or preferred stock other than on a pro-rata basis to all current Stockholders, the issuance of additional shares which will be enabled by the proposed amendment would reduce the proportionate interests in the Corporation held by current Stockholders.

     If the proposed amendment is adopted by the Stockholders, it will become effective upon filing a certified copy of resolution with the British Columbia Registrar of Companies as required by the Company Act (British Columbia).

     The text of the special resolution to be passed at the Meeting is as set out in Exhibit "I." The resolution, if passed, will also give the directors the authority to create classes of preferred shares with such rights and restrictions as the directors, in their sole discretion, consider appropriate.

     Section 226(2) of the Company Act (British Columbia) provides that a resolution to create any special right of common or exchange attaching to shares of a reporting company must not be submitted to a general meeting, unless the Executive Director under the Securities Act (British Columbia) has first consented to the resolution. The Corporation is making an application for such consent and will not submit to the Meeting the resolution for the creation of such special rights without first receiving such consent.

     THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE AMENDMENT TO THE CORPORATION'S MEMORANDUM TO INCREASE THE AUTHORIZED CAPITAL OF THE CORPORATION BY THE INCREASE OF THE AUTHORIZED SHARES OF COMMON STOCK, NO PAR VALUE PER SHARE, FROM 25,000,000 TO 100,000,000 AND BY THE CREATION OF 100,000,000
PREFERRED SHARES, NO PAR VALUE PER SHARE, ISSUABLE IN A SERIES, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH AMENDMENT UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                                   ITEM NO. 3

            PROPOSAL TO CONSIDER AND VOTE UPON A SPECIAL RESOLUTION
               TO APPROVE AN AMENDMENT TO THE ARTICLES TO PROVIDE
                AUTHORITY TO THE DIRECTORS OF THE CORPORATION TO
                APPOINT ADDITIONAL DIRECTORS OF THE CORPORATION
                        BETWEEN ANNUAL GENERAL MEETINGS

     On April 6, 1998, the Board of Directors adopted a resolution proposing that the Corporation's Articles be amended to provide authority to the directors of the Corporation to appoint additional directors of the

Corporation between annual general meetings, provided that the number of additional directors appointed cannot exceed one third of the number of directors elected or appointed at the most recent annual general meeting. Such provision is permitted under the Company Act (British Columbia) and permits the directors to appoint additional directors in appropriate circumstances without the need to call a meeting of the stockholders.

     The text of the special resolution to be passed at the Meeting is as set out in Exhibit "II."

     THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE AMENDMENT TO THE ARTICLES TO PROVIDE AUTHORITY TO THE DIRECTORS OF THE CORPORATION TO APPOINT ADDITIONAL DIRECTORS OF THE CORPORATION BETWEEN ANNUAL GENERAL MEETINGS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH AMENDMENT UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                                   ITEM NO. 4

            PROPOSAL TO CONSIDER AND VOTE UPON A SPECIAL RESOLUTION
                  TO APPROVE THE TRANSFER OF THE CORPORATION'S
                         JURISDICTION OF INCORPORATION
                  FROM BRITISH COLUMBIA TO THE YUKON TERRITORY

INTRODUCTION

     On April 3, 1998, the Board of Directors unanimously resolved to submit for approval a special resolution to transfer the Corporation's jurisdiction from British Columbia to the Yukon Territory (the "Continuance Proposal"). As a result, the Corporation is seeking the approval and authorization of its Stockholders to apply to the Registrar of Corporations under the Business Corporations Act (Yukon Territory) ("YBCA") for an instrument of continuation continuing the Corporation as if it had been incorporated under the YBCA.

     The text of the special resolution to be passed at the Meeting is as set out in Exhibit "III."

     A copy of the proposed Articles of Continuance to be submitted to the Meeting, subject to such changes as may be recommended by counsel, is attached to this Proxy Statement (Information Circular) as Schedule "A." A copy of the Bylaws will be available for inspection at the Corporation's registered and records office at 10th Floor, 595 Howe Street, Vancouver, British Columbia and its head office at PLC Systems Inc., 10 Forge Park, Franklin, Massachusetts, 02038 during normal business hours prior to the Meeting and at the Meeting.

     The Continuance Proposal must be passed by the Stockholders holding at least 75% of the votes cast at the Meeting. The continuance is subject to regulatory approval.

PURPOSE

     The international scope of the Corporation's business and the location of the Corporation's assets requires that the Corporation's corporate governance regime be flexible enough to permit the Corporation to avail itself of the managerial talents and skills of persons who are citizens of countries other than Canada or who otherwise reside outside of Canada. The Company Act (British Columbia) ("BCCA") requires that a majority of the Corporation's directors be ordinarily resident in Canada and that at least one director be ordinarily resident in British Columbia. The YBCA has no residency requirements for corporate directors. By continuing under the YBCA, the Corporation's shareholders will have the flexibility which they do not presently enjoy to nominate and elect directors based upon merit criteria without regard to residency.

     The Corporation is also aware that the Province of British Columbia is considering and may soon adopt a new Company Act, and that the proposed new Company Act does not have residency requirements for corporate directors. In the event that the new Company Act is adopted before the directors decide to implement the continuation, the directors will reconsider whether to continue under the YBCA. The

Continuance Proposal gives the directors the authority not to proceed with the continuation, and this authority may be used in this circumstance or otherwise.

COMPARISON OF THE BCCA AND THE YBCA

     The YBCA differs from the BCCA but provides the shareholders with certain rights, including rights of dissent and appraisal and rights to bring derivative actions and oppression actions. The following is a summary of the major differences between the BCCA and the YBCA. This summary is not intended to be exhaustive and Stockholders should consult their legal advisors regarding all of the implications of the transactions contemplated in the Continuance Proposal.

  Sale of Corporation's Undertaking

     Under the BCCA the directors of a company may dispose of all or substantially all of the business or undertaking of the Corporation only with shareholder approval by not less than three-quarters of the votes cast by those shareholders voting in person or by proxy at a general meeting.

     The YBCA requires approval of the holders of shares of each class or series of a corporation represented at a duly called meeting to which are attached not less than two thirds of the votes entitled to vote upon a sale, lease or exchange of all or substantially all of the property of the corporation.

  Amendments to the Charter Documents of the Corporation

     Any substantive change to the corporate charter of a company under the BCCA, such as an alteration of the restrictions, if any, of the business carried on by the Corporation, a change in the name of the company or an increase or reduction of the authorized capital of the company requires a special resolution passed by not less than three-quarters of the votes cast by shareholders voting in person or by proxy at a general meeting of the company. Other fundamental changes such as an alteration of the special rights and restrictions attached to issued shares or a proposed amalgamation or continuation of a company out of the jurisdiction require a special resolution passed by not less than three-quarters of the votes cast by the holders of shares of each class entitled to vote at a general meeting of the company and the holders of all classes of shares adversely affected by an alteration of special rights and restrictions. As well, the holders of not less than 10% of the voting shares of the company who voted against or of not less than 10% of a class of shares affected by a change in the special rights and restrictions attached to a class of shares may apply to the court to have the resolutions approving the change set aside.

     Under the YBCA, such changes require a resolution passed by not less than two-thirds of the votes cast by the shareholders voting on the resolution authorizing the alteration and, where the rights of the holders of a class of shares are affected differently by the alteration than those of the holders of other classes of shares, a resolution passed by not less than two-thirds of the votes cast by the holders of shares of each class. A resolution to amalgamate a YBCA corporation requires a resolution passed by not less than two-thirds of the votes cast by the holders of each class of shares.

  Rights of Dissent and Appraisal

     The BCCA provides that shareholders who dissent to certain actions being taken by a company may exercise a right of dissent and require the company to purchase the shares held by such shareholder at the fair value of such shares. The dissent right is applicable where the company proposes to:

     (a) continue out of the jurisdiction;

     (b) provide financial assistance to a person for the purchase of the company's shares;

     (c) sell the whole or substantially the whole of the company's undertaking;

     (d) enter into a statutory amalgamation; or

     (e) sell the whole or part of its business or property on liquidation.

     The YBCA contains a similar dissent remedy, although the procedure for exercising this remedy is different than that contained in the BCCA.

  Oppression Remedies

     Under the BCCA a shareholder of a company has the right to apply to court on the grounds that the company is acting or proposes to act in a way that is prejudicial to the shareholder. On such an application, the court may make such order as it sees fit including an order to prohibit any act proposed by the company.

     The YBCA contains rights that are substantially broader in that they are available to a larger class of complainants. Under the YBCA, a shareholder, former shareholder, director, former director, officer, former officer of a corporation or any of its affiliates, or any other person who, in the discretion of a court, is a proper person to seek an oppression remedy may apply to a court for an order to rectify the matters complained of where, in respect of a corporation or any of its affiliates, any act or omission of the corporation or its affiliates effects a result, or the business or affairs of the corporation or its affiliates are or have been exercised in a manner, that is oppressive or unfairly prejudicial to, or that unfairly disregards the interest of, any security holder, creditor, director or officer.

  Shareholder Derivative Actions

     Under the BCCA, a member or director of a company may, with judicial leave, bring an action in the name and on behalf of the company to enforce an obligation owed to the company that could be enforced by the company itself or to obtain damages for any breach of such an obligation.

     A broader right to bring a derivative action is contained in the YBCA, and this right extends to officers, former shareholders, former directors and former officers of a corporation or its affiliates, and any person who, in the discretion of the court, is a proper person to make an application to court to bring a derivative action. In addition, the YBCA permits derivative actions to be commenced in the name and on behalf of a corporation or any of its subsidiaries.

  Requisition of Meetings

     The BCCA provides that one or more shareholders of a company holding not less than 5% of the issued voting shares of the Corporation may give notice to the directors requiring them to call and hold a general meeting.

     The YBCA also provides this right.

  Form of Proxy and Information Circular (Proxy Statement)

     The BCCA requires a reporting company to provide, with notice of a general meeting, a form of proxy for use by every shareholder entitled to vote at such meeting as well as an information circular (proxy statement) containing prescribed information regarding the matter to be dealt with at and conduct of the general meeting.

     The YBCA contains provisions which likewise require the mandatory solicitation of proxies and delivery of a management proxy circular.

  Place of Meetings

     The BCCA requires all meetings of shareholders to be held in British Columbia unless consent of the Registrar of Companies is otherwise obtained.

     The YBCA provides that meetings of shareholders may be held outside the Yukon where the Corporation's articles so provide.

  Directors

     The BCCA provides that a reporting company must have a minimum of three directors, a majority of whom must be ordinarily resident in Canada and at least one of whom must be resident in British Columbia.

     The YBCA does not have any such residency requirements, but does require that at least two of the directors not be officers or employees of the corporation or its affiliates.

RIGHTS OF DISSENT

     The following is a summary of the operation of the provisions of the BCCA relating to a registered Stockholder's dissent and appraisal rights in respect of the continuance. SUCH SUMMARY IS NOT A COMPREHENSIVE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY A STOCKHOLDER WHO SEEKS SUCH DISSENT AND APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTION 207 OF THE BCCA WHICH IS ATTACHED TO THIS PROXY STATEMENT AS SCHEDULE "D". ANY REGISTERED SHAREHOLDER CONSIDERING THE EXERCISE OF THE RIGHT OF DISSENT SHOULD SEEK LEGAL ADVICE, SINCE FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THE BCCA MAY PREJUDICE THE REGISTERED STOCKHOLDER'S RIGHT OF DISSENT.

     Pursuant to Section 207 of the BCCA, any registered Stockholder of the Corporation's shares who dissents in respect of the Continuance Proposal to approve the Continuance is entitled, provided the Continuance is effected and upon compliance with the appropriate procedures, to be paid the fair value of the Corporation's shares held by the registered holder determined as of the day before the Continuance Proposal was passed.

     Pursuant to the BCCA, a registered Stockholder who wishes to dissent in respect of the Continuance Proposal to approve the Continuance must give written notice of dissent ("Notice of Dissent") to the Corporation. Notice of Dissent may be given by leaving it at or by mailing it by registered mail addressed to the Corporation at 10th Floor, 595 Howe Street, Vancouver, British Columbia, V6C 2T5, or by personally serving it on any Director or officer of the Corporation, in all cases not later than June 29, 1998. The giving of a Notice of Dissent does not deprive a registered Stockholder of the right to vote on the Continuance Proposal. A vote against the Continuance Proposal or the execution or exercise of a proxy does not constitute Notice of Dissent. A registered Stockholder is not entitled to dissent with respect to any share if such Stockholder votes (or instructs or is deemed, by submission of an incomplete proxy, to have instructed his or her proxyholder to vote) any such shares in favor of the Continuance Proposal, but a registered Stockholder may abstain from voting on the Continuance Proposal or may vote as a proxy for a registered Stockholder whose proxy required an affirmative vote without affecting his or her dissent rights.

     If the Continuance Proposal is passed, the Corporation is required to give the dissenting registered Stockholder (the "Dissenting Shareholder") prior notice of its intention to act on the Continuance Proposal and to advise the Dissenting Shareholder of his or her rights under the BCCA. Within 14 days after the Corporation gives the notice of intention to act, each Dissenting Shareholder must send to the Corporation a written notice containing his or her name and address, the number of the Corporation's shares in respect of which he or she dissents and a requirement that the Corporation purchase all such shares (the "Demand for Purchase") together with the share certificates representing the shares in respect of which he or she dissents. A Dissenting Shareholder who fails to forward such written notice and his or her share certificates within the 14 days loses any right to require the Corporation to purchase all the shares in respect of which the Notice of Dissent was given.

     Upon a Dissenting Shareholder making a Demand for Purchase, the Dissenting Shareholder is bound to sell and the Corporation is bound to purchase the shares in respect of which the Demand for Purchase is given for their fair value as of the day before the Continuance Proposal was passed, including any appreciation or depreciation in anticipation of the vote. Every Dissenting Shareholder will be paid the same price. After making a Demand for Purchase, a Dissenting Shareholder may not vote or exercise or assert any rights of a Stockholder in respect of the shares for which Notice of Dissent has been given, unless the Dissenting Shareholder withdraws his or her Demand for Purchase with the consent of the Corporation. Until the

Dissenting Shareholder is paid in full for such shares, he or she may exercise and assert the rights of a creditor of the Corporation with respect to such shares.

     Either the Dissenting Shareholder or the Corporation is entitled to apply to the Supreme Court of British Columbia, which may fix the price and the terms of the purchase and sale of the shares in respect of which the dissent is made or order that the price and terms be established by arbitration or make such consequential orders and give each directions as the Court considers appropriate. Except as described above, the Continuance does not affect the rights of the Dissenting Shareholders or the Corporation under the BCCA or the price to be paid for the shares.

     Any Stockholder who is uncertain of his or her rights under Section 37(4) and 207 of the BCCA and who wishes to exercise any of those rights should consult legal counsel in British Columbia.

     The directors of the Corporation may elect not to proceed with the transactions contemplated in the Continuance Proposal if any notices of dissent are received.

     THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE TRANSFER OF THE CORPORATION'S JURISDICTION FROM BRITISH COLUMBIA TO THE YUKON TERRITORY, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH TRANSFER UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                                   ITEM NO. 5

                ACCOUNTING MATTERS AND RATIFICATION OF AUDITORS

     Unless otherwise directed by the Stockholders, the persons named in the enclosed proxy will vote to appoint Ernst & Young LLP as auditors for the current fiscal year ending December 31, 1998 at a remuneration to be fixed by the directors. Ernst & Young LLP have been auditors for the Corporation since July 1995. A representative of Ernst & Young LLP is expected to be present at the Meeting, and will have the opportunity to make a statement and answer questions from Stockholders if he or she so desires.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS THE CORPORATION'S AUDITORS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF SUCH APPOINTMENT UNLESS A STOCKHOLDER HAS OTHERWISE INDICATED ON THE PROXY CARD.

                               VOTING AT MEETING

     The Board of Directors has fixed May 14, 1998 as the record date for the determination of stockholders entitled to vote at this Meeting. At the close of
business on that date, there were outstanding and entitled to vote [          ]
shares of Common Stock.

                            SOLICITATION OF PROXIES

     The cost of solicitation of proxies will be borne by the Corporation. Proxies will be solicited principally through the mails. Further solicitation of proxies from some Stockholders may be made by directors, officers, and regular employees of the Corporation personally, by telephone, telegraph or special letter. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid for any such further solicitation. In addition, the Corporation may request banks, brokers and other custodians, nominees and fiduciaries to solicit customers of theirs who have shares of the Corporation registered in the name of the nominee. The Corporation will reimburse any such persons for their reasonable out-of-pocket expenses.

                              REVOCATION OF PROXY

     Subject to the terms and conditions set forth herein, all proxies received by the Corporation will be effective, notwithstanding any transfer of the shares to which such proxies relate, unless prior to the Meeting the Corporation receives a written notice of revocation signed by the person who, as of the record date, was the registered holder of such shares. The Notice of Revocation must indicate the certificate number or numbers of the shares to which such revocation relates and the aggregate number of shares represented by such certificate(s).

                             STOCKHOLDER PROPOSALS

     In order to be included in proxy material for the 1999 Annual Meeting,
tentatively scheduled to be held on [JUNE      , 1999], Stockholders' proposed
resolutions must be received by the Corporation on or before [JANUARY      ,
1999]. It is suggested that proponents submit their proposals by certified mail, return receipt requested, addressed to the Secretary of the Corporation.

                           ANNUAL REPORT ON FORM 10-K

     THE CORPORATION IS PROVIDING WITH THIS PROXY STATEMENT TO EACH STOCKHOLDER, WITHOUT CHARGE, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE AUDITED FINANCIAL STATEMENTS AND RELATED SCHEDULE FOR THE CORPORATION'S MOST RECENT FISCAL YEAR ENDED DECEMBER 31, 1997.

                                 MISCELLANEOUS

     The management does not know of any other matters which may come before this Meeting. However, if any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                                          By Order of the Board of Directors

                                          NEIL H. ARONSON
                                          Secretary

Franklin, Massachusetts
[MAY      , 1998]

     THE MANAGEMENT HOPES THAT STOCKHOLDERS WILL ATTEND THIS MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                  SCHEDULE "A"

[YUKON LOGO]

                        YUKON BUSINESS CORPORATIONS ACT
                                 (SECTION 190)

                                                                       FORM 3-01

                            ARTICLES OF CONTINUANCE
--------------------------------------------------------------------------------

1. NAME OF CORPORATION:
   PLC SYSTEMS INC.
--------------------------------------------------------------------------------

2. THE CLASSES AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE:

   The Corporation is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares, issuable in series, having the special rights and restrictions set forth in Appendix "1" hereto.
--------------------------------------------------------------------------------

3. RESTRICTIONS, IF ANY, ON SHARE TRANSFERS:

   None.
--------------------------------------------------------------------------------

4. NUMBER (OR MINIMUM OR MAXIMUM NUMBER) OF DIRECTORS:

   Minimum of   3            Maximum of   20
--------------------------------------------------------------------------------

5. RESTRICTIONS, IF ANY, ON BUSINESS THE CORPORATION MAY CARRY ON:

   The Corporation is restricted from carrying on the business of a railway, steamship, air transport, canal, telegraph or irrigation company.
--------------------------------------------------------------------------------

6. IF CHANGE OF NAME EFFECTED, PREVIOUS NAME:

   Not application.
--------------------------------------------------------------------------------

7. DETAILS OF INCORPORATION:

   The Corporation was incorporated on March 3, 1987 under the name "Videx Communication Systems Inc." by registration of memorandum pursuant to the Company Act (British Columbia) under Certificate of Incorporation No. 322734. The Corporation changed its name on May 20, 1987 to PLC Systems Inc.
--------------------------------------------------------------------------------

8. OTHER PROVISIONS, IF ANY:

   See attached Appendix "2" hereto.
--------------------------------------------------------------------------------

9. DATE                         SIGNATURE         TITLE

   ------------------------ , 1998
   ==========================================
--------------------------------------------------------------------------------

                                  APPENDIX "1"
                   ATTACHED TO AND FORMING PART OF FORM 3-01

                           ARTICLES OF CONTINUANCE OF

                                PLC SYSTEMS INC.
                              (THE "CORPORATION")

     The following special rights and restrictions shall be attached to the preferred shares ("preferred shares"):

          (i) The preferred shares as a class shall have attached thereto the special rights and restrictions specified in this Appendix "1";

          (ii) Preferred shares may at any time and from time to time be issued in one or more series. The directors may from time to time by resolution passed before the issue of any preferred shares of any particular series, alter the Articles of the Corporation to fix the number of preferred shares of any particular series, alter the Articles of the Corporation to fix the number of preferred shares in, and to determine the designation of the preferred shares of, that series and alter the Articles to create, define and attach special rights and restrictions to the preferred shares of that series including, but without in any way limiting or restricting the generality of the foregoing: the rate or amount of dividends, whether cumulative, non-cumulative or partially cumulative; the dates, places and currencies of payment thereof; the consideration for, and the terms and conditions of, any purchase for cancellation or redemption thereof, including redemption after a fixed term or at a premium; conversion or exchange rights or rights of retraction (provided that any such conversion or exchange rights or rights of retraction shall be in accordance with the provisions existing at the time of creation of such series relating to conversion, exchange, or retraction as prescribed by the policies of the American Stock Exchange or any other stock exchange on which the shares of the Corporation are then listed); the terms and conditions of any share purchase plan or sinking fund; and voting rights and restrictions, but no special right or restriction so created, defined or attached shall contravene the provisions of subclauses (iii) and (iv) of this Appendix "1";

          (iii) Holders of preferred shares shall be entitled, on the distribution of assets of the Corporation or on the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or on any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, to receive before any distribution to be made to holders of common shares or any other shares of the Corporation ranking junior to the preferred shares with respect to repayment of capital, the amount due to such holders of preferred shares in accordance with the Articles with respect to each preferred share held by them, together with all accrued and unpaid cumulative dividends, (if any and if preferential) thereon, and all declared and unpaid non-cumulative dividends (if any and if preferential) thereon. After payment to holders of preferred shares of the amounts so payable to them, such holders shall not be entitled to share in any further distribution of the property or assets of the Corporation except as specifically provided in the special rights and restrictions attached to any particular series of the preferred shares; and

          (iv) Except for such voting rights as may be attached to any series of the preferred shares by the directors, holders of preferred shares shall not be entitled as such to vote at, any general meeting of shareholders of the Corporation. Holders of preferred shares shall be given notice of and be invited to attend meetings of voting shareholders of the Corporation.

                                  APPENDIX "2"
                   ATTACHED TO AND FORMING PART OF FORM 3-01

                           ARTICLES OF CONTINUANCE OF

                                PLC SYSTEMS INC.
                              (THE "CORPORATION")

     (1) The Directors of the Corporation may, between annual general meetings of the Corporation, appoint one or more additional directors to serve until the next annual general meeting but the number of additional directors shall not at any time exceed one third of the number of directors who held office at the expiration of the last annual general meeting, and in no event shall the total number of directors exceed the maximum number of directors fixed pursuant to paragraph 4 of the Articles of Continuance.

     (2) Meetings of Shareholders may be held in the Cities of Boston, in the State of Massachusetts, New York, in the State of New York, Vancouver, in the Province of British Columbia or such other place or places as the directors in their absolute discretion may determine from time to time.

     (3) At each annual general meeting of the Corporation, the Corporation shall elect directors to the Board of Directors as may be required to fill any positions vacated by reason of the expiration of the term of office of one or more of the directors. A director may be elected for a term of office of one or more years of office as may be specified in the resolution by which he is elected. In this part, "year or office" means the period of time commencing on the date of an annual general meeting of the Corporation and ending on the date of the annual general meeting held in the next subsequent calendar year. If in any calendar year the Corporation does not hold an annual general meeting, the directors whose terms of office would have expired in such calendar year shall be deemed to have been elected as directors on the last date on which the annual general meeting could have been held in such calendar year pursuant to the Company Act and each director so deemed elected may hold office until the next annual general meeting is held and other directors are elected. The shareholders may, by special resolution, vary the term of office of any director.

                                  SCHEDULE "B"

                                   MEMORANDUM
                                   (ALTERED)

                                       OF

                                PLC SYSTEMS INC.
           (AS ALTERED BY SPECIAL RESOLUTION PASSED ON JUNE 30, 1998)

     1. The name of the company is "PLC SYSTEMS INC.".

     2. The authorized capital of the Corporation consists of TWO HUNDRED MILLION (200,000,000) shares divided into ONE HUNDRED MILLION (100,000,000) common shares without par value and ONE HUNDRED MILLION (100,000,000) preferred shares without par value. The special rights and restrictions attached to the preferred shares without par value, as a class, are set out in the Articles of the Corporation.

                                  SCHEDULE "C"
                                    PART 24

                     SPECIAL RIGHTS AND RESTRICTIONS OF THE
                 PREFERRED SHARES WITHOUT PAR VALUE AS A CLASS

     24.1 The following special rights and restrictions shall be attached to the preferred shares without par value ("preferred shares"):

          (i) The preferred shares as a class shall have attached thereto the special rights and restrictions specified in this Article 24.1;

          (ii) Preferred shares may at any time and from time to time be issued in one or more series. The directors may from time to time by resolution passed before the issue of any preferred shares of any particular series, alter the Memorandum of the Corporation to fix the number of preferred shares of any particular series, alter the Memorandum of the Corporation to fix the number of preferred shares in, and to determine the designation of the preferred shares of, that series and alter the Memorandum or the Articles to create, define and attach special rights and restrictions to the preferred shares of that series including, but without in any way limiting or restricting the generality of the foregoing: the rate or amount of dividends, whether cumulative, non-cumulative or partially cumulative; the dates, places and currencies of payment thereof; the consideration for, and the terms and conditions of, any purchase for cancellation or redemption thereof, including redemption after a fixed term or at a premium; conversion or exchange rights or rights of retraction (provided that any such conversion or exchange rights or rights of retraction shall be in accordance with the provisions existing at the time of creation of such series relating to conversion, exchange, or retraction as prescribed by the policies of the American Stock Exchange or any other stock exchange on which the shares of the Corporation are then listed); the terms and conditions of any share purchase plan or sinking fund; and voting rights and restrictions, but no special right or restriction so created, defined or attached shall contravene the provisions of subclauses (iii) and (iv) of this Article 24.1;

          (iii) Holders of preferred shares shall be entitled, on the distribution of assets of the Corporation or on the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or on any other distribution of assets of the Corporation among its members for the purpose of winding-up its affairs, to receive before any distribution to be made to holders of common shares or any other shares of the Corporation ranking junior to the preferred shares with respect to repayment of capital, the amount due to such holders of preferred shares in accordance with the Articles with respect to each preferred share held by them, together with all accrued and unpaid cumulative dividends, (if any and if preferential) thereon, and all declared and unpaid non-cumulative dividends (if any and if preferential) thereon. After payment to holders of preferred shares of the amounts so payable to them, such holders shall not be entitled to share in any further distribution of the property or assets of the Corporation except as specifically provided in the special rights and restrictions attached to any particular series of the preferred shares; and

          (iv) Except for such voting rights as may be attached to any series of the preferred shares by the directors, holders of preferred shares shall not be entitled as such to vote at, any general meeting of members of the Corporation. Holders of preferred shares shall be given notice of and be invited to attend meetings of voting members of the Corporation.

                                  SCHEDULE "D"

               SECTION 207 OF THE COMPANY ACT (BRITISH COLUMBIA)

     207. (1) Dissent procedure. Where,

          (a) being entitled to give notice of dissent to a resolution as provided in section 37, 103, 126, 222, 244, 249 or 289, a member of a company (in this Act called a "dissenting member") gives notice of dissent;

          (b) the resolution referred to in paragraph (a) is passed; and

          (c) the company or its liquidator proposes to act on the authority of the resolution referred to in paragraph (a),

the company or the liquidator shall first give to the dissenting member notice of the intention to act and advise the dissenting member of his rights under this section.

     (2) On receiving a notice of intention to act in accordance with subsection
(1), a dissenting member is entitled to require the company to purchase all his shares in respect of which the notice of dissent was given.

     (3) The dissenting member shall exercise his right under subsection (2) by delivering to the registered office of the company, within 14 days after the company, or the liquidator, gives the notice of intention to act,

          (a) a notice that he requires the company to purchase all his shares referred to in subsection (2); and

          (b) the share certificates representing all his shares referred to in subsection (2);

and thereupon he is bound to sell those shares to the company and the company is bound to purchase them.

     (4) A dissenting member who has complied with subsection (3), the company, or, if there has been an amalgamation, the amalgamated company, may apply to the court, which may

          (a) require the dissenting member to sell, and the company or the amalgamated company to purchase, the shares in respect of which the notice of dissent has been given;

          (b) fix the price and terms of the purchase and sale, or order that the price and terms be established by arbitration, in either case having due regard for the rights of creditors;

          (c) join in the application any other dissenting member who has complied with subsection (3); and

          (d) make consequential orders and give directions it considers appropriate.

     (5) The price to be paid to a dissenting member for his shares shall be their fair value as of the day before the date on which the resolution referred to in subsection (1) was passed, including any appreciation or depreciation in anticipation of the vote on the resolution, and every dissenting member who has complied with subsection (3) shall be paid the same price.

     (6) The amalgamation or winding up of the company, or any change in its capital assets or liabilities resulting from the company acting on the authority of the resolution referred to in subsection (1), shall not affect the right of the dissenting member and the company under this section or the price to be paid for the shares.

     (7) Every dissenting member who has complied with subsection (3) may

          (a) not vote, or exercise or assert any rights of a member, in respect of the shares for which notice of dissent has been given, other than under this section;

          (b) not withdraw the requirement to purchase his shares, unless the company consents; and

          (c) until he is paid in full, exercise and assert all the rights of a creditor of the company.

     (8) Where the court determines that a person is not a dissenting member, or is not otherwise entitled to the right provided by subsection (2), the court may make the order, without prejudice to any acts or proceedings which the company, its members or any class of members may have taken during the intervening period, it considers appropriate to remove the limitations imposed on him by subsection (7).

     (9) The relief provided by this section is not available if, subsequent to giving his notice of dissent, the dissenting member acts inconsistently with his dissent; but a request to withdraw the requirement to purchase his shares is not an act inconsistent with his dissent.

     (10) A notice of dissent ceases to be effective if the member giving it consents to or votes in favour of the resolution of the company to which he is dissenting, except where the consent or vote is given solely as a proxy holder for a person whose proxy required an affirmative vote.

                                  EXHIBIT "I"

     "BE IT RESOLVED, as an ordinary resolution, that:

          1. The authorized capital of the Corporation be increased by:

             (a) the increase of the authorized common shares from 25,000,000 common shares without par value, of which -- common shares are issued, to 100,000,000 common shares without par value, of which -- common shares are issued; and

             (b) the creation of 100,000,000 preferred shares without par value, issuable in series.

          2. There be attached to the preferred shares without par value, as a class, the special rights and restrictions set out in Schedule "C" attached hereto.

          3. Paragraph 2 of the Memorandum of the Corporation be altered to read as follows:

             '2. The authorized capital of the Corporation consists of TWO MILLION (200,000,000) shares divided into ONE HUNDRED MILLION (100,000,000) common shares without par value and ONE HUNDRED MILLION (100,000,000) preferred shares without par value. The special rights and restrictions attached to the preferred shares without par value, as a class, are set out in the Articles of the Corporation.'

          4. The Memorandum of the Corporation be altered so that it will be in the form attached hereto and marked Schedule "B" so that the Memorandum, as altered, shall at the time of filing comply with the Company Act (British Columbia).

          5. The Articles of the Corporation be altered by the addition of a new
        Part 24 of the Articles of the Corporation, attached hereto as Schedule "C", and the Articles be so amended as to comply with the Company Act (British Columbia)".

          6. The directors of the Corporation are hereby authorized to decide when and whether or not to proceed with this increase in authorized capital, in their discretion, and authorize any one director or officer to do such further acts and execute and file such documents to effect the increase in authorized capital of the Corporation."

                                  EXHIBIT "II"

     "BE IT RESOLVED, as a special resolution, that:

          1. The Articles of the Corporation be amended by the addition of a new
     Article 14.4 as follows:

             '14.4 Between successive annual general meetings, the directors shall have power to appoint one or more additional directors but not more than one-third of the number of Directors elected or appointed at the last annual general meeting at which directors were elected. Any director so appointed shall hold office only until the next following annual general meeting of the Corporation but shall be eligible for election at such meeting and, so long as he is an additional director, the number of directors shall be increased accordingly.'

          2. The directors of the Corporation are hereby authorized to decide when and whether or not to proceed with this amendment to the Articles, in their discretion, and authorize any one director or officer to do such further acts and execute and file such documents to effect the amendment to the Articles of the Corporation."

                                 EXHIBIT "III"

     "BE IT RESOLVED, as a special resolution, that:

          1. The Corporation obtain the approval of the Registrar of Companies (British Columbia) for the continuation of the Corporation into in the Yukon Territory pursuant to the YBCA;

          2. The Corporation make application to the Registrar of Corporations (Yukon Territory) and such other authority as may be appropriate for consent to be continued into the Yukon Territory pursuant to the YBCA;

          3. Effective on the date of such continuance in the Yukon Territory, the Corporation adopt Articles of Continuance substantially in the form attached hereto as Schedule "A" (which, among other things, provides for the increase in the authorized capital to an unlimited number of common shares and preferred shares) and By-Laws in the form submitted to the meeting, in substitution for the existing Memorandum and Articles of the Corporation;

          4. The Board of Directors of the Corporation be authorized to perform such further acts and execute such further documents as may be required to give effect to the foregoing;

          5. The directors may, in their sole discretion, elect not to act on or carry out this special resolution without further approval of the shareholders of the Corporation."

                                PLC SYSTEMS INC.

     THIS PROXY IS BEING SOLICITED BY PLC SYSTEMS INC.'S BOARD OF DIRECTORS

    THE UNDERSIGNED, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated [DATE] in connection with the Annual Meeting to be held at 10:00 a.m. on Tuesday, June 30,1998 at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. at One Financial Center, Boston, Massachusetts 02111 and hereby appoints Dr. Robert
I. Rudko and William C. Dow, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of PLC Systems Inc. registered in the name provided herein which the undersigned is entitled to vote at the 1998 Annual and Extraordinary Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy.

    THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2, 3, 4 AND 5.

    IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

    ELECTION OF DIRECTORS (or if any nominee is not available for election, such substitute as the Board of Directors may designate)

    NOMINEES:  Dr. Robert I. Rudko    Mr. Edward H. Pendergast

    SEE REVERSE SIDE FOR ALL FIVE PROPOSALS. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

                                                              (SEE REVERSE SIDE)

                   [X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 4 and 5.

1. Election of Directors (See reverse).  FOR [ ]    WITHHELD [ ]

                    ---------------------------------------
                  [ ] For all nominees except as noted above.

2. Proposal to amend the Memorandum of PLC Systems Inc. to increase the authorized capital by increasing the number of authorized shares of Common Stock, no par value, from 25,000,000 to 100,000,000 and by creating 100,000,000 preferred shares, no par value, issuable in a series.
             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

3. Proposal to amend the Articles of PLC Systems Inc. to provide authority to the directors to appoint additional directors between annual general meetings.
             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

4. Proposal to transfer the jurisdiction of incorporation of PLC Systems Inc. from British Columbia to the Yukon Territory.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

5. Proposal to Ratify the Appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998 and to authorize the directors to fix the remuneration to be paid to the auditors.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

                                                Please sign exactly as name(s)
                                                appears hereon. Joint owners
                                                should each sign. When signing
                                                as attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full title
                                                as such.

                                                Signature: Date  __________

                                                Signature: Date  __________